Exhibit 1A - 6HH

DISTRIBUTION AGREEMENT

Between

National Concessions Group, Inc.

A Colorado Corporation

SUPPLIER

And

SPARTAN PARTNERS LICENSING, LLC

A Michigan limited liability company

DISTRIBUTOR

TABLE OF CONTENTS

Page

BACKGROUND	1

ARTICLE I DEFINITIONS	2

ARTICLE II GRANT OF RIGHTS	9

ARTICLE III OWNERSHIP; IMPROVEMENTS AND MODIFICATIONS	11

ARTICLE IV DISTRIBUTION AND PERFORMANCE	12

ARTICLE V TRADEMARK PROVISIONS; QUALITY CONTROL	14

ARTICLE VI ENFORCEMENT OF RIGHTS RELATIVE TO THIRD PARTIES	16

ARTICLE VII PAYMENTS, PACKAGING FEES	18

ARTICLE VIII CONFIDENTIALITY; NON-COMPETE	20

ARTICLE IX SUPPLIER REPRESENTATIONS and WARRANTIES	22

ARTICLE X DISTRIBUTOR REPRESENTATIONS and WARRANTIES	24

ARTICLE XI INDEMNIFICATION	25

ARTICLE XII BUSINESS RECORDS; AUDIT	26

ARTICLE XIII INSURANCE	27

ARTICLE XIV TERM AND TERMINATION	28

ARTICLE XV MISCELLANEOUS	32

EXHIBIT A	1

SCHEDULE A	3

SCHEDULE B	4

SCHEDULE C	5

SCHEDULE D	6

SCHEDULE E	8

DISTRIBUTION AGREEMENT

THIS DISTRIBUTION AGREEMENT (this “Agreement”) made as of the May 13, 2020, (the “Effective Date”) by and between National Concessions Group, Inc., a Colorado corporation in good standing (“Supplier”), and Spartan Partners Licensing, LLC, a Michigan limited liability company in good standing (“Distributor”).

BACKGROUND

A.            WHEREAS Supplier possesses Intellectual Property Rights (defined below), relating to products, procedures and devices facilitating the intake or inhalation of vapor from botanical oil extractions, including, without limitation, oils extracted from marijuana, and the marketing and sale of such products and devices, including product and device packaging. Supplier does not make, distribute or sell any products containing marijuana in any form.

B.            WHEREAS Distributor identifies and serves as a resource for, among other things, equipment, products, and services for use by entities that are legally authorized and duly licensed to, among other things, produce, refine, and distribute extracted marijuana and other botanical oils, including the marketing, sale, and distribution of botanical products and products incorporating botanicals and other organic materials in a Territory (defined below), and Distributor desires to license from Supplier certain Intellectual Property Rights.

C.            WHEREAS, Supplier acknowledges and agrees that Distributor is not a licensed Cannabis Center (as defined below) and hereby agrees, with the prior written approval of Supplier, to allow Distributor to convey, assign, transfer or sublicense (the “Conveyance” or to “Convey”), in whole or in part, the Intellectual Property Rights along with its rights, duties and obligations hereunder to one or more Cannabis Centers (as defined below) who agree to execute a Joinder

Agreement (a “Joinder Agreement”) in the form attached hereto as Exhibit A or a subsidiary or affiliate of Distributor;

D.            WHEREAS Distributor desires to purchase from Supplier NCG Packaging and NCG Products and Supplier desires to sell NCG Packaging and NCG Products to Supplier exclusively for further sale and use by the Cannabis Centers;

E.            WHEREAS Distributor and the Cannabis Centers desire to exploit Supplier’s Intellectual Property Rights to, among other things, assist with the production, refining, marketing, selling, and distribution of devices and products by Cannabis Centers (defined below) within the Territory.

NOW, THEREFORE, in consideration of the foregoing premises, and the mutual covenants and consideration provided herein, the sufficiency of which is acknowledged, and subject to the terms and conditions contained in this Agreement, the parties hereby agree as follows:

ARTICLE I
DEFINITIONS

As used in this Agreement, the following terms, whether used in the singular or plural, shall have the respective meanings set forth below:

1.1            “Advertising Materials” shall mean any materials in any format, including but not limited to, promotional merchandising, point of sale items, newspaper advertisements, billboards, poster, radio advertisements, television advertisements, internet advertisements, and websites, used to market, promote and/or advertise NCG Products or NCG Technology or utilizing NCG Marks.

1.2            “Affiliate” means any company or entity that controls, is controlled by, or is under common control with Supplier or Distributor, including the beneficial owners of either party. As used herein, “control” means the direct or indirect ownership of fifty percent (50%) or more of the authorized issued voting shares in such entity or such other relationship as in fact legally results in effective control over the management, business, and affairs of such entity.

1.3            “Applicable Law” means all applicable federal, state, and local laws, rules, and regulations applicable to its business and the activities contemplated herein, excepting Federal Cannabis Laws (as defined herein).

1.4            “Cannabis Center” or “Cannabis Centers” shall mean the cultivators, manufacturers and sellers of cannabis products, including collectives, dispensaries, and other retail and wholesale businesses listed on Exhibit A hereto, and which are licensed by at least one Government agency.

1.5            “Competing Product” shall mean (i) products and devices facilitating the intake or inhalation of vapor from oil extractions, including without limitation oils extracted from cannabis, (y) products infused with oil extracted from marijuana, but as to 1.5(y) only, products constitute Competing Products only to the extent that Supplier makes available NCG Packaging for such products to Distributor or Cannabis Centers.

1.6            “Confidential Information” means information of Supplier: (i) identified by Supplier as confidential, or (ii) is reasonably understood by Distributor as confidential, and includes:

(a)            all information, inventions, Improvements, Intellectual Property Rights, Trade Secrets, know-how, show-how, substances, recipes, formulas, compositions, equipment, apparatuses, techniques, samples, prototypes, models, methods, practices, processes, process parameters, research and development information, notes, books, writings or other documents, software, algorithms, flow charts, data flow diagrams, state transition diagrams, contact diagrams, technical plans and designs, data, blueprints relating to the extraction and refinement of Oil, including oils from cannabis, as well as products and devices facilitating the intake or inhalation of vapor generated from Oil, which is not generally known to the public or readily ascertainable and is not already known to Distributor based upon documents or information pre-dating the Effective Date and which is provided to Distributor by Supplier;

(b)            all information, inventions, Improvements, Intellectual Property Rights, Trade Secrets, know-how, show-how, techniques, methods, practices, processes, process parameters, research and development information, notes, books, writings or other documents, marketing plans, product plans, device plans, product and device research and development plans, product and device packaging, customer and supplier lists, pricing and price lists relating to the development, marketing and sale of products and devices facilitating the intake or inhalation of vapor from Oil or other organic materials which is not generally known to the public or readily ascertainable and is not already known to Distributor based upon documents or information pre-dating the Effective Date and which is provided to Distributor by Supplier;

(c)            all information relating to revenues, sales and/or performance of Supplier’s products, Intellectual Property Rights, NCG Marks, NCG Technology, NCG Products, and NCG Packaging which is not generally known to the public or readily ascertainable, and is not already known to Distributor based upon documents or information pre-dating the Effective Date and which is provided to Distributor by Supplier;

(d)            all information relating to Supplier’s and Distributor’s performance under the terms of this Agreement which is not generally known to the public or readily ascertainable, and is not already known to Supplier based upon documents or information pre-dating the Effective Date and which is provided to Distributor by Supplier; and

(e)            other technical, business and financial information, including but not limited to Improvements as defined under the terms of this Agreement to any of the foregoing which is not generally known to the public or readily ascertainable and is not already known to Distributor based upon documents or information pre-dating the Effective Date and which is provided to Distributor by Supplier.

(f)            “Confidential Information shall not include information that:

(i)            at the time of disclosure or thereafter becomes published or otherwise part of the public domain without breach of this Agreement by Distributor;

(ii)            is subsequently disclosed to Distributor by a third party who has the right to make such disclosure; or

(iii)            is developed by Distributor independently of Confidential Information or other information received from Supplier and such independent development can be properly demonstrated by contemporaneously created written records of Distributor.

1.7            “End User(s)” means persons who use NCG Products for the intended purpose of the product and who do not intend to resell or distribute the product.

1.8            “Federal Cannabis Laws” means any U.S. federal laws, civil, criminal or otherwise, as such relate, either directly or indirectly, to the cultivation, harvesting, production, distribution, sale and possession of cannabis, marijuana or related substances or products containing or relating to the same, including, without limitation, the prohibition on drug trafficking under 21 U.S.C. § 841(a), et seq., the conspiracy statute under 18 U.S.C. § 846, the bar against aiding and abetting the conduct of an offense under 18 U.S.C. § 2, the bar against misprision of a felony (concealing another’s felonious conduct) under 18 U.S.C. § 4, the bar against being an accessory after the fact to criminal conduct under 18 U.S.C. § 3, and federal money laundering statutes under 18 U.S.C. §§ 1956, 1957, and 1960 and the regulations and rules promulgated under any of the foregoing.

1.9            “Government” means, individually and/or collectively as the context requires, municipal, city, county, and state governments where the Distributor and Cannabis Centers conduct business, as well as the federal government of the United States of America.

1.10            “Gross Sales from NCG Products” shall mean, for any calendar month (or portion thereof), the Cannabis Centers’ gross receipts actually received during such month from the sale of NCG Products, less: (a) any returns supported by credit memos issued to a customer in the normal course of business (b) customary trade, quantity, or cash discounts and non-affiliated brokers’ or agents’ commissions; and (c) taxes levied on and other governmental charges made as to production, sale, transportation, delivery or use.

1.11            “Improvement” means any addition, alteration, change, development, enhancement or modification to the Intellectual Property of Supplier, including NCG Marks, NCG Packaging, NCG Technology, NCG Products, or other products relating thereto.

1.12            “Intellectual Property Rights” means all Supplier’s information, intellectual property, inventions, patents, patent applications, trademarks, works of authorship, designs, copyrights, copyright registrations, copyright applications, Trade Secrets and Confidential Information, know- how, show-how, substances, recipes, formulas, compositions, information about devices, information about apparatuses, techniques, samples, prototypes, models, methods, practices, processes, process parameters, research and development information, notes, books, writings or other documents, software, algorithms, flow charts, data flow diagrams, state transition diagrams, contact diagrams, technical plans, data, blueprints, marketing plans, and other business and financial information, including but not limited to improvements, changes, and modifications to the foregoing, relating to NCG Marks and NCG Packaging which is not generally known or readily ascertainable, and or not already known to Distributor , and which is provided to Distributor by Supplier.

1.13            “Key Account” shall mean any Cannabis Center that purchases from Supplier or Distributor a specified amount of NCG Packaging and NCG Products annually. The Parties will review the purchase order numbers for all Key Accounts within ninety (90) days of Distributor’s commencement of sales to a Cannabis Center within the Territory. Supplier may subsequently review Key Accounts within one hundred and twenty (120) days of the Effective Date. The Key Account definition shall thereafter be reviewed and re-evaluated by the Parties annually in good faith, and within sixty (60) days in advance of any material change in the laws or regulations concerning the cultivation, sale or distribution of cannabis within the Territory.

1.14            “NCG Packaging” means packaging supplied solely by Supplier to Distributor or Cannabis Centers and identified in Schedule A hereto, which Schedule may be modified from time to time at the sole discretion of the Supplier, provided, that, any modifications comply with all legal requirements of the jurisdiction in which Distributor operates.

1.15            “Packaging Fee” means the amount set forth in Schedule D hereto, which Schedule may be modified from time to time at the sole discretion of the Supplier, provided that any modifications comply with all legal requirements of the jurisdiction in which Distributor and the Cannabis Centers operate.

1.16            “NCG Products” means cannabis and non-cannabis products licensed by Supplier to Distributor and conveyed to the Cannabis Centers that are made or distributed by the Cannabis Centers in connection with the Oil sourced with NCG Technology and/or using NCG Packaging identified in Schedule A hereto, which Schedule may be modified from time to time at the sole discretion of the Supplier, provided that any modifications comply with all legal requirements of the jurisdiction in which Distributor and the Cannabis Center.

1.17            “NCG Marks” means the service marks, trademarks, trade dress, and trade names identified in Schedule B hereto, which Schedule may be modified from time to time at the sole discretion of the Supplier, provided that any modifications comply with all legal requirements of the jurisdiction in which Distributor and the Cannabis Centers operate.

1.18            “NCG Technology” means:

(i)	Processes, methods, know-how and show-how, previously unknown to Distributor based upon documents and information pre-dating the Effective Date, for the extraction of Oils from botanicals and other organic materials;

(ii)	Systems, devices, apparatuses, equipment, machinery, know-how, and show- how, previously unknown to Distributor based upon documents and information pre-dating the Effective Date, relating to the extraction of oils from botanicals and other organic materials;

(iii)	Systems, devices, apparatuses, equipment, machinery, know-how, and show- how, previously unknown to Distributor based upon documents and information pre-dating the Effective Date, relating to the inhalation of vapor generated from botanicals and other organic materials, including Oils;

(iv)	All Improvement relating to the foregoing paragraphs 1.18(i), (ii) and (iii), including without limitation process improvements, diagrams, technical plans and designs, blueprints, and inventions; and

(v)	Confidential Information and Intellectual Property Rights, including without limitation Improvements and Trade Secrets of Supplier reasonably necessary to exploit the NCG Technology or make NCG Products.

1.19            “Territory” means the geographic area that is specifically licensed to the Distributor and is defined in Schedule C hereto.

1.20            “Marketing Plan” means the written plan to be developed and mutually agreed upon from time to time by Supplier and Distributor.

1.21            “Milestone Fees” means the amount set forth in Schedule D hereto.

1.22            “Minimum Advertised Price” means the minimum price at which Distributor or any Cannabis Center may advertise for NCG Packaging and NCG Products in any context, including but not limited to physical signage, in any media, and on-line.

1.23            “Non-Cannabis Center” means businesses, excluding Cannabis Centers, that sell accessories, paraphernalia and services in connection with the production of botanical and organic materials, and do not sell cannabis in any form.

1.24            “Oil” means either or both Raw Oil and Refined Oil, as appropriate.

1.25            “Raw Oil” means oil extracted from cannabis plants or other botanical matter before the plant fats have been removed.

1.26            “Refined Oil” means oil resulting from further processing of Raw Oil using NCG Technology or Intellectual Property Rights of Supplier.

1.27            “Toll Producer” means any person or entity that produces Raw Oil using NCG Technology.

1.28            “Trade Secret” means any information, including a formula, pattern, compilation, device, method, technique, or process that derives independent economic value, actual or potential, from not being generally known to, and not being readily ascertainable by proper means by, other persons who can obtain economic value from its disclosure or use, and is the subject of efforts that are reasonable under the circumstances to maintain its secrecy and/or which qualifies as a trade secret within the meaning of the Uniform Trade Secrets Act.

ARTICLE II
GRANT OF RIGHTS

2.1            Subject to the terms and conditions of this Agreement, Supplier hereby grants Distributor an exclusive license, solely in the Territory and only during the Term, to perform or assist with the legal production, marketing, sale and distribution of NCG Product in NCG Packaging made in connection with NCG Technology solely in connection with the Cannabis Centers’ Cultivation Business (as defined in Exhibit A) and/or the Cannabis Centers’ Manufacturing Business (as defined in Exhibit A) and to perform a Conveyance to the Cannabis Centers the rights to sell the NCG Products to and in various retail outlets in the Territory. No rights are conveyed or licensed to Distributor for any activities or conduct occurring directly or indirectly outside the Territory or for sale to entities that do not qualify as a Cannabis Center.

2.2            Subject to the terms and conditions of the Agreement, Supplier also grants Distributor an exclusive license, solely in the Territory and only during the Term, to use (subject to the terms of this Agreement) of the NCG Marks solely in connection with the marketing, distribution, and sale of the NCG Products provided through a Cannabis Center and NCG Packaging as authorized in paragraph 2.1 and to perform a Conveyance to the Cannabis Centers the rights to sell the NCG Products to and in various retail outlets in the Territory. NCG Marks may only be used with the associated NCG Products and NCG Packaging as set forth in Schedules A and B. Excluded from the non-exclusive license granted under this paragraph 2.2 is the use of NCG Marks or variations thereof as any part of a domain name or URL. NCG Marks may be modified from time to time at the sole discretion of the Supplier, provided however that any modifications comply with all legal requirements of the jurisdiction in which Distributor and the Cannabis Centers operate. Distributor and the Cannabis Centers agree that each must prominently display a disclaimer on the home page for any website or URL by or through which Distributor or the Cannabis Centers markets or advertises its services, NCG Products and NCG Packaging, and that such disclaimer shall unambiguously state that the NCG Products and NCG Packaging are only available for purchase and delivery within the Territory. Distributor and the Cannabis Centers each agree not to use the NCG Marks outside of the Territory, except as permitted on its website, or other media accessible from outside the Territory, such as social media pages and the like. Supplier reserves the right to use the NCG Marks in the Territory (i) in connection with marketing, offer for sale and sale of NCG Products and NCG Packaging to Non-Cannabis Centers and End Users, (ii) in the event Distributor or any Cannabis Center is in material breach of this Agreement, or (iii) if Distributor or any Cannabis Center consents in writing to Supplier’s use of the NCG Marks in the Territory to the extent that Supplier’s use is not otherwise permitted.

2.3            No license or right is hereby granted by Supplier to Distributor or the Cannabis Centers which is not expressly granted to Distributor or the Cannabis Centers hereunder. Distributor and the Cannabis Centers acknowledge that, in granting the license under Sections 2.1 and 2.2, nothing in this Agreement shall impair, alter or affect Supplier’s retained right to make, use and practice, and to permit others to make, use and practice the NCG Technology or Intellectual Property Rights, to market, distribute, sell or offer for sale the NCG Products and NCG Packaging outside of the Territory, or to use the NCG Marks outside the Territory. In addition, Distributor acknowledges that nothing in this Agreement shall impair, alter or affect Supplier’s retained right to make, use and practice, and to permit others to make, use and practice the NCG Technology or Intellectual Property Rights, to market, distribute, sell or offer for sale the NCG Packaging and NCG Products inside of the Territory if Distributor or any Cannabis Center is in material breach of this Agreement.

2.4            The exclusive license granted hereunder shall be subject to all applicable laws, rules, and regulations, excluding rights of the federal government outside the parameters and allowances set forth and established by Michigan state law and except to render the License Agreement or any portion of it unenforceable or void by operation of Federal Cannabis Laws.

2.5            Distributor may not assign any portion of its rights or obligations under this Agreement, and may not grant any sublicenses other than to the Cannabis Centers, except upon the sale of all or substantially all of the assets of Distributor and only with the written approval of Supplier which approval will not be unreasonably withheld, or otherwise with Supplier’s express, written permission. Notwithstanding this Section 2.5, Distributor may assign all or any portion of its rights or obligations under this Agreement to a Related Party, provided that such Related Party agrees to be bound by the terms and conditions of this Agreement. For purposes of this Section 2.5, a “Related Party” shall mean any subsidiary, affiliate, or entity controlled by or consolidated with the Distributor.

ARTICLE III
OWNERSHIP; IMPROVEMENTS AND MODIFICATIONS

3.1            Distributor will, at the request of Supplier, sign all documents as may be required to ensure that ownership of Supplier’s Intellectual Property Rights, including without limitation the NCG Packaging, NCG Marks, Trade Secrets, and NCG Technology, remain with the Supplier in the context of the relationship between Supplier and Distributor.

3.2            Distributor will promptly notify Supplier of any Improvements in and to Supplier’s Intellectual Property Rights, including without limitation the NCG Packaging, NCG Marks, Trade Secrets, and NCG Technology, which Distributor may develop. Notification must be in sufficient detail to allow for an assessment by Supplier of inventorship or authorship, and to determine whether the Improvement constitutes protectable intellectual property. Notwithstanding, any development or improvements in product fulfillment processes internally developed by the Distributor shall not be considered an Improvement under this Section 3.2.

3.3            Distributor shall and hereby grants to Supplier a non-exclusive, perpetual, irrevocable, fully paid-up, license to any Improvements developed by Distributor to Supplier’s Intellectual Property Rights, including without limitation the NCG Packaging, NCG Marks, Trade Secrets, and NCG Technology, along with the non-exclusive, irrevocable, fully paid-up perpetual license with right to sublicense any Improvements to third parties.

3.4            Distributor agrees it will not adopt or implement, or disclose to third parties, any Improvements to the Intellectual Property Rights, including without limitation the NCG Packaging, NCG Marks, Trade Secrets, and NCG Technology, without the express written approval of Supplier.

ARTICLE IV
DISTRIBUTION AND PERFORMANCE

4.1            Supplier acknowledges that Applicable Law requires a third party to transport and distribute the NCG Products (the “Transporter”) on behalf of the Cannabis Centers in the Territory. Supplier hereby authorizes such Cannabis Centers to appoint a Transporter, in such Cannabis Centers’ sole discretion, as its authorized Transporter of the NCG Products in the Territory. Supplier accepts such Cannabis Centers’ appointment and each Cannabis Center agrees that it shall appoint a Transporter that shall be licensed under Applicable Law to act in such capacity as described in this Agreement. Notwithstanding anything to the contrary, all of Supplier and each Cannabis Center’s representations and warranties and covenants hereunder shall apply to the acts and omissions of the Transporter and Supplier and each Cannabis Center shall remain primarily liable hereunder for any acts and omissions the Transporter as if committed by Supplier or such Cannabis Center.

4.2            Distributor shall at all times during the Term use its best reasonable efforts to promote the sale and distribution of all NCG Products and NCG Packaging, and to support the commercialization of all NCG Packaging and NCG Products in the Territory. As part of its best efforts, Distributor will promptly develop a Marketing Plan, with the input of Supplier, regarding the marketing and sale of NCG Packaging and NCG Products in the Territory setting forth, among other things, strategies and tactics for achieving targeted sales and territorial growth. Distributor shall deliver a copy of the Marketing Plan to Supplier within two months of the Effective Date and shall assist Cannabis Centers in connection with the implementation of such Marketing Plan. Thereafter, on an annual basis and for each year this Agreement is in effect, Distributor will update the Marketing Plan, with the input of Supplier, and provide Supplier a copy of the updated Marketing Plan within one month of the yearly anniversary of the Effective Date. Distributor shall not implement, cause to be implemented or permit any material element of a Marketing Plan for a NCG Product, NCG Packaging or using an NCG Mark which is not pre-approved, in writing, by Supplier.

4.3            Supplier may provide Distributor with Confidential Information and information relating to Intellectual Property Rights, for Distributor to implement and exploit the rights granted to Distributor under this Agreement. Distributor agrees to treat all Confidential Information and information relating to the Intellectual Property Rights in the strictest confidence in accordance with Article VIII of this Agreement.

4.4            Supplier will fill promptly, using commercially reasonable efforts, all orders for the NCG Packaging and NCG Products received from Distributor. Supplier and Distributor shall negotiate any price changes for the NCG Packaging and NCG Products at least sixty (60) days prior to the effective date of any such change. Prior to any new price being implemented, Distributor shall have the right to order one (1) month’s supply of the NCG Packaging, based upon an average calculated over the immediately preceding three (3) months, at the then-current price prior to any increase. This pricing does not include shipping costs, which the Parties understand may vary, and shall remain the responsibility of Distributor.

4.5            Supplier shall set a Minimum Advertised Price for the advertisement and sale of NCG Products which shall be adhered to by Distributor and Cannabis Centers that produce, market, sell or distribute NCG Packaging and NCG Products. Distributor agrees to require all Cannabis Centers to adhere to the Minimum Advertised Price and will enforce the Minimum Advertised Price within the Territory with respect to Cannabis Centers. Supplier will not cause or permit NCG Products to be advertised or sold through any other sub-Distributor for NCG Products relative to any Non-Cannabis Center sales to or within the Territory, or otherwise in or to the Territory, at a price below the Minimum Advertised Price. Likewise, Supplier will not cause or allow NCG Packaging to be advertised or sold through any Non-Cannabis Center within the Territory, or otherwise within the Territory, at a price below the Minimum Advertised Price for Cannabis Centers.

4.6            Supplier will refer to Distributor any and all orders or inquiries from Cannabis Centers within the Territory for the use or exploitation of the rights granted hereunder for shipment to or from within the Territory.

4.7            Without limiting any obligations set forth in this Agreement, Distributor further agrees that it shall act reasonably in processing any refund, repair and replacement claims for NCG Packaging using the refund, repair and replacement procedures established by Supplier, provided that the procedures shall be consistent with Schedule E to this Agreement and that Distributor acknowledges that Schedule E is subject to change from time to time at the sole discretion of the Supplier, without the requirement of advance notice to Distributor .

ARTICLE V
TRADEMARK PROVISIONS; QUALITY CONTROL

5.1            Distributor and each Cannabis Centershall use the NCG Marks for sales and material sufficient to permit Distributor and each Cannabis Center to promote NCG Products in the Territory. Distributor and each Cannabis Center shall adhere to the Marketing Plan and shall not use NCG Marks on or in association with any product, device or service other than the NCG Packaging and NCG Products, and then only with the particular NCG Products and NCG Packaging associated with the NCG Marks as set forth in Schedule B.

5.2            Distributor and the Cannabis Centers may use the name of Supplier in any publicity, advertising or press release; provided, however, that Distributor shall not publicize or disclose any information related to this Agreement or the terms or conditions hereof, without the prior written consent of Supplier, which shall not be unreasonably withheld.

5.3            Distributor and the Cannabis Centers acknowledge that Supplier is the owner of all rights, title, interest to and goodwill in the NCG Marks and desires to maintain the stature, validity, and prominence of the NCG Marks, including without limitation all associated goodwill. Distributor and the Cannabis Centers agree to maintain “industry” standards in all aspects as to the use of the NCG Packaging, NCG Products, and NCG Marks, including without limitation in connection with the Cannabis Centers’ manufacturing, packaging, storing, marketing, advertising and sale activities.

5.4            Distributor and the Cannabis Centers further agree that all facilities used to store or distribute NCG Packaging shall be maintained in accordance with all applicable federal, state and local laws and regulations, but not to a greater extent than Section 2.4, above, requires, and that all equipment and facilities will be maintained in clean working order.

5.5            So that Supplier may inspect and assess, without limitation, Distributor’s and the Cannabis Centers’ compliance with the provisions of this Agreement, Distributor and each Cannabis Center agrees to allow, from time to time and with reasonable advance notice, Supplier or its designated representative to inspect and approve all facilities at which NCG Technology, Intellectual Property Rights, NCG Packaging or Confidential Information is stored, used, filled, processed, offered for sale or sold by Distributor, including without limitation all facilities that supply ingredients for NCG Products or at which NCG Products or components or constituent parts thereof are grown, manufactured, stored, used, offered for sale or sold by Distributor or the Cannabis Centers.

5.6            Distributor and each Cannabis Center agree to correct or cause to be corrected any deficiencies or defects that affect the quality of NCG Technology, NCG Packaging or NCG Products identified by Supplier during any inspection, and Distributor and the Cannabis Centers shall provide Supplier with a written response detailing the actions taken to correct such defects within thirty (30) days after such observations were made by Supplier or its representative to Distributor or such Cannabis Center in writing.

5.7            All past, current and future use of the NCG Marks by Distributor and the Cannabis Centers shall inure to the benefit of Supplier. To the fullest extent permitted by applicable state or federal law, Distributor and the Cannabis Centers hereby assign to Supplier all right, title and interest each currently has or develops in the future in the NCG Marks. Upon request of the Supplier, Distributor and the Cannabis Centers will execute all documents, papers and forms and take all other actions that may be necessary for securing, completing, vesting and recording in Supplier the full right, title, interest and goodwill in the NCG Marks containing NCG Marks or variations thereof.

5.8            Upon request by Supplier, Distributor and each Cannabis Center shall provide reasonable assistance to Supplier, including but not limited to the execution of appropriate documents, in connection with registering, maintaining and enforcing Supplier’s rights in the NCG Marks, including without limitation all domain names containing NCG Marks or variations thereof. Distributor and the Cannabis Centers shall use registration symbols and other notices of Supplier’s trademark rights as directed by Supplier.

5.9            Distributor and the Cannabis Centers shall not challenge, on their own, or cause or support, directly or indirectly, a third party to challenge Supplier’s right, title or interest in and to the NCG Marks or Intellectual Property Rights anywhere in the world.

5.10          Distributor and the Cannabis Centers shall not on their own, or cause or support, directly or indirectly, a third party, other than Supplier or Supplier’s authorized representative, to:

(a)            file any application or seek registration of the NCG Marks or Intellectual Property Rights, alone or in combination with other words and/or symbols, or any similar, mark anywhere in the world;

(b)            seek registration of the NCG Marks or any similar mark, alone or in combination with other symbols, as a domain name anywhere in the world;

(c)            use the NCG Marks or any similar mark as keywords associated with any website anywhere in the world.

5.11            Distributor and the Cannabis Centers agree, at Supplier’s cost, to sign and deliver any instruments or documents and to do all other things reasonably requested by Supplier in order to completely vest in Supplier or Suppliers successor-in-interest all ownership rights in any Advertising Materials created relating to NCG Packaging or NCG Products, or incorporating NCG Marks. Such Advertising Materials will be considered “works made for hire,” as that term is defined in the United States Copyright Act, 17 U.S.C. §101, as amended, the copyright of which will be owned solely, completely and exclusively by Supplier or any designee of Supplier. If any such Advertising Materials are determined not to be “works made for hire,” all rights in and to such Advertising Materials are hereby assigned and transferred completely and exclusively to Supplier or the Supplier’s successor-in-interest.

ARTICLE VI

ENFORCEMENT OF RIGHTS RELATIVE TO THIRD PARTIES

6.1            In the event that either Distributor or Supplier become aware of or suspect any infringement, taking, copying or wrongful use (collectively, a “Wrongful Act”) of Supplier’s

Intellectual Property Rights, Trade Secrets or Confidential Information, including without limitation NCG Packaging, NCG Products, NCG Technology or NCG Marks, it shall notify the other party in writing to that effect, including with such written notice any available evidence to support an allegation of a Wrongful Act. In the event an unlicensed third party commits a Wrongful Act, Distributor and Supplier shall have the right to abate or prevent such a Wrongful Act as follows:

(a)            Supplier shall have the primary right, but not the obligation, to take appropriate action in connection with any proceeding or suit to abate or to prevent a Wrongful Act. Before commencing any action to abate or to prevent the Wrongful Act, Supplier will first consult with Distributor. If Supplier believes Distributor is a necessary party to effectively achieve the result desired by Supplier, Distributor will consent to being named as a party to the lawsuit and Supplier shall be responsible for Distributor’s reasonable costs (including reasonable attorneys’ fees) associated with its participation. Supplier will have the right to select counsel and will control all decisions relating to the lawsuit. If Distributor is not a necessary party, it may join the action as a party, with Supplier’s consent, and Supplier may choose, but will not be obligated, to select and pay for Distributor’s counsel. If Supplier does not choose to select and pay for Distributor’s counsel, Distributor may engage its own counsel and participate at its own cost, in which case Distributor will enter into a common interest and joint defense agreement with Supplier. Whether or not Distributor is a party to the lawsuit, Distributor agrees to cooperate with, and give reasonable assistance to, Supplier in abating or preventing a Wrongful Act.

(b)            Supplier’s cost and expenses in connection with all suits brought under Section

6.1            shall be reimbursed, first, out of any settlement amount, damages, or other monetary award recovered. If any settlement amount, damages or other monetary award remains after reimbursement of Supplier’s costs and expenses (the “Remaining Amount”), then any Remaining Amount shall be applied to reimburse Distributor for any cost and expenses incurred in connection with all suits brought under this Section 6.1. However, in the event Distributor joins the lawsuit on its own volition and not at the request of Supplier, Supplier and Distributor (and any other Distributor s of Supplier that have joined the lawsuit on their own volition and not at the request of Supplier) will equally divide the Remaining Amount. In the event that Distributor fails to cooperate or give reasonable assistance to Supplier, as determined by Supplier in its sole discretion, the Remaining Amount shall exclusively belong to Supplier.

6.2            In the event any third party claims that use of any NCG Packaging, NCG Mark, NCG Products, NCG Technology, or approved Advertising Materials violates its intellectual property rights or the rights of a third party:

(a)            Supplier has the first right, but not the obligation, to defend such claim, select counsel and make all decisions in connection with defending against such third party claims, including control and direction of counsel. If Supplier exercises this right, Supplier will be responsible for all defense costs shall indemnify Distributor in accordance with Section 11 hereunder;

(b)            Supplier may (i) discontinue selling any involved NCG Packaging, NCG Products or NCG Technology to Distributor; (ii) require Distributor to cease using any involved NCG Packaging, NCG Products, NCG Technology or NCG Marks; and (iii) require Distributor to stop using such approved Advertising Materials or NCG Mark. Distributor agrees that actions taken by Supplier pursuant to this paragraph 6.2(b) shall not constitute a breach or violation of the Agreement.

(c)            If Supplier chooses not to defend such claim or if Distributor declines to follow the instruction of Supplier as permitted in paragraph 6.2(b) Supplier may terminate this Agreement and, in addition, Distributor shall indemnify and hold harmless Supplier, its officers, employees and agents against all liability, expenses and costs, including reasonable attorneys’ fees, incurred as a result of any such claim, only if such claim arose as a result of Distributor’s wrongful conduct.

6.3            The parties agree that neither party will waive any privilege, including but not limited to attorney-client privilege or joint defense privilege that may exist or arise, without the prior written consent of the other party, such consent not to be unreasonably withheld or delayed.

ARTICLE VII
PAYMENTS, PACKAGING FEES

7.1            Additionally, in consideration of the exclusive distribution rights granted herein, Distributor shall pay to Supplier a non-creditable and non-refundable Packaging Fee as set forth in Schedule D within thirty (30) days of the delivery of all NCG Packaging at Distributor’s facilities.

7.2            Additionally in consideration of the license granted hereunder, Distributor shall pay to Supplier a quarterly fee equal to the difference of (x) five percent (5.00%) of the Gross Sales from NCG Products for the immediately preceding calendar quarter (or portion thereof) less (y) any fees paid to Supplier for such quarter pursuant to the Consulting Agreement entered into by Supplier and the Cannabis Centers of even date herewith. Distributor covenants and agrees that, on or before the date that is thirty (30) days after the last day of each calendar quarter (or portion thereof) during the Term, Distributor shall provide Supplier with a statement (the “Gross Sales Statement”) showing the Gross Sales of NCG Products for the immediately preceding calendar quarter (or portion thereof). Supplier, at its own expense, may at any time within two (2) years after receiving any Gross Sales Statement from Supplier, but no more often than once per calendar year, nominate an independent Certified Public Accountant (“Auditor”) who shall have access to Distributor’s records during Supplier’s normal business hours for the purpose of verifying the gross sales of NCG Products. Supplier shall provide to Distributor a copy of the Auditor’s audit report within ten (10) business days of Supplier’s receipt of the report. If the report shows that Distributor has under-reported the gross sales of NCG Products by three percent (3%) or more, then Distributor shall pay Supplier the deficient amount plus interest at six percent (6.00%) per annum on the deficient amount within ten (10) business days after Distributor’s receipt of the audit report. If payments made by Distributor are found to be deficient by more than twenty percent (20%), Distributor shall pay for the cost of the audit.

7.3            Except as otherwise provided herein, the obligation of Distributor to make all payments under this Agreement is absolute and unconditional, and is not affected by any circumstance, including without limitation any set-off, compensation, counterclaim, recoupment, defense or other right which Distributor may have against Supplier.

7.4            Payment to be made by Distributor to Supplier under this Agreement shall be paid in U.S. dollars thirty (30) calendar days from the date of delivery at Distributor’s or the Cannabis Centers’ facilities and a determination is made by Distributor or the Cannabis Centers , as applicable, that the goods are in satisfactory condition, provided that all goods shall be deemed accepted in satisfactory condition unless rejected in writing by Distributor or a Cannabis Center within ten (10) calendar days of delivery. Payment to Supplier shall be made by cash, check made to the order of Supplier or by bank wire transfer in immediately available funds to such bank account in the United States designated in writing by Supplier from time to time. If cash is used, Distributor must insure the cash for the full amount being delivered, if such insurance is reasonably available, use commercially reasonable delivery means, track the delivery of the payment by commercially reasonable means, and require signature and photo identification by the person accepting delivery on behalf of the Supplier. For the avoidance of doubt, Distributor retains all risk associated with the transfer of payments to Supplier until payments have been received by Supplier or its authorized representative. Supplier will, upon request, confirm receipt of payment within two (2) business days.

7.5            All amounts due and owing to Supplier but not paid by Distributor on the due date will bear interest from the due date in U.S. dollars at the rate of six percent (6%) per annum (calculated and compounded on a monthly basis), until such time that all of the outstanding amount and interest thereon is paid in full (“Default Interest”). In the event Default Interest is assessed, Supplier may allocate payments, first, towards repayment of outstanding Default Interest, and thereafter, towards repayment of outstanding amounts due and owing.

ARTICLE VIII
CONFIDENTIALITY; NON-COMPETE

8.1            Each party (the “Receiving Party”) acknowledges that in connection with this Agreement, it will gain access to Confidential Information of the other party (the “Disclosing Party”). As a condition to being furnished with Confidential Information, the Receiving Party shall, during the Term: (i) not use the Disclosing Party’s Confidential Information other than as strictly necessary to exercise its rights and perform its obligations under this Agreement; and (ii) maintain the Disclosing Party’s Confidential Information in strict confidence and, subject only to what is necessary to fulfill the terms of this Agreement, not disclose the Disclosing Party’s Confidential Information without the Disclosing Party’s prior written consent, provided, however, the Receiving Party may disclose the Confidential Information to its employees who: (a) have a “need to know” for purposes of the Receiving Party’s performance, or exercise of its rights with respect to such Confidential Information, under this Agreement; (b) have been apprised of this restriction; and (c) are themselves bound by written nondisclosure agreements at least as restrictive as those set out in this Agreement.

8.2            The obligations of this Article VIII shall survive the Term, expiration or termination of this Agreement, provided however these obligations shall not apply to information that is disclosed to the Receiving Party by a third party who has the right to make such disclosure as demonstrated by documents and information pre-dating the disclosure or is required to be disclosed by law or court order, provided that written notice is promptly given to the Disclosing Party in order to provide an opportunity to seek a protective order or other similar order with respect to such Confidential Information and thereafter discloses only the minimum information required to be disclosed in order to comply with the request, whether or not a protective order or other similar order is obtained by the Disclosing Party.

8.3            Distributor and each Cannabis Center acknowledge that by entering into this Agreement, Distributor and the Cannabis Centers will have access to and receive information identified as Confidential Information of the Supplier, including but not limited to proprietary information relating to Supplier’s NCG Technology, NCG Products, NCG Packaging and Intellectual Property Rights, and such Confidential Information is unique, proprietary, and valuable business information of Supplier and qualifies as a Trade Secret. Distributor and each Cannabis Center further acknowledge that irreparable harm will be caused to Supplier if Distributor or a Cannabis Center violates the duties of Article VIII, including disclosing Confidential Information to third parties, or using such Confidential Information in competition with or to the detriment of Supplier, or reverse engineers, directly or indirectly, any NCG Packaging, NCG Technology, NCG Products, or Trade Secret for competitive gain or to the detriment of Supplier. In the event of a violation by Distributor or a Cannabis Center, Supplier shall be entitled to all relief at law and/or in equity that would be available to any other litigant, and that Distributor or such Cannabis Center will be liable for any damages flowing there from.

8.4            Without limiting any of the foregoing rights, duties or obligations, during the Term and for the one (1) year period following the Term, Distributor and each Cannabis Center shall not, for any reason use Supplier’s Confidential Information to:

(a)            solicit or induce, or attempt to hire, offer to hire or engage any other person or entity having any continuing or periodic business relationship with Supplier, any Supplier Affiliate or related business, or with whom Supplier, any Supplier Affiliate or related business was involved in negotiating any such business relationship within six (6) months prior to the Effective Date or termination of this Agreement, and such relationship or negotiation was made known to Distributor at or before the termination of this Agreement; or

(b)            solicit or induce, or attempt to hire, offer to hire or entice away any person who is, or during the then prior six months was, an officer or employee of Supplier or any Supplier affiliated company or business, or in any manner persuade or attempt to persuade any such person to discontinue his or her relationship with Supplier or such Supplier affiliated company or business or to accept employment by, or enter into a business relationship with, any other entity or person.

ARTICLE IX

SUPPLIER REPRESENTATIONS AND WARRANTIES

9.1            Supplier acknowledges, represents, and warrants that it is a validly formed corporation currently in good standing with the State of Colorado and that it has the authority to execute this Agreement by and through an officer or director of the corporation. Supplier further acknowledges, represents, and warrants that it is represented by counsel and has been so represented during the course of all negotiations and investigations prior to and including the date of execution of this Agreement.

9.2            Supplier represents that (i) the Supplier owns all rights, title and interest in and to the NCG Marks, NCG Technology, NCG Products, NCG Packaging and Intellectual Property Rights, and (ii) as of the Effective Date, Supplier is not aware of, nor has Supplier received notice of any allegations or claims that the NCG Marks, NCG Technology, NCG Products, NCG Packaging or Intellectual Property Rights infringe the proprietary rights of any third party. If, during the Term, the Supplier becomes aware of, or has received notice of, any allegations or claims that the NCG Marks, NCG Technology, NCG Products, NCG Packaging or Intellectual Property Rights infringe the proprietary rights of any third party, the Supplier will promptly notify Distributor in writing and will take steps as are reasonably needed, in the sole discretion of the Supplier, to protect the NCG Marks, NCG Technology, NCG Products, NCG Packaging or Intellectual Property Rights.

9.3            Supplier warrants and represents that all shipments of the NCG Packaging sold or shipped to Distributor under this Agreement shall be of a quality suitable for immediate assembly and sale, and packaged in conformity with applicable laws, regulations and requirements in effect within the Territory, if any.

9.4            Except as expressly stated in this Agreement, Supplier's rights licensed hereunder are licensed “as is”. SUPPLIER MAKES NO REPRESENTATIONS OR WARRANTIES OF ANY KIND IN THE AGREEMENT AND ALL OTHER WARRANTIES, EXPRESS OR IMPLIED, INCLUDING, WITHOUT LIMITATION, IMPLIED WARRANTIES OF MERCHANTABILITY AND FITNESS FOR A PARTICULAR PURPOSE, ARE EXCLUDED FROM THIS AGREEMENT. Notwithstanding the foregoing, Supplier does grant a limited written warranty to End Users described below in this Agreement.

9.5            Without limiting the foregoing, Supplier makes no representations or warranties express or implied, as to the accuracy, validity, or utility of any of the Confidential Information, NCG Marks, NCG Technology, NCG Products, NCG Packaging or Intellectual Property Rights, or that the Confidential Information, Intellectual Property Rights, NCG Marks, NCG Technology, NCG Products or NCG Packaging may be exploited without infringing other rights or other intellectual property rights of third parties. Notwithstanding the foregoing, Supplier represents that it is presently unaware of any valid claim for infringement that any third party presently has served notice with regard to or filed a claim.

ARTICLE X

DISTRIBUTOR REPRESENTATIONS AND WARRANTIES

10.1          Distributor acknowledges, represents, and warrants that it is a validly formed limited liability company currently in good standing with the State of Michigan and that it has authority to execute this Agreement by and through an authorized agent of the Distributor. Distributor further acknowledges, represents, and warrants that it is represented by counsel and has been so represented during the course of all negotiations and investigations prior to and including the date of execution of this Agreement.

10.2          Distributor, and its Affiliates shall comply with all applicable government laws, rules, and regulations relating to its activities under this Agreement, but not to an extent greater than provided for in paragraph 2.4 hereof. Distributor and the Cannabis Centers agree that NCG Packaging and NCG Products shall be packaged, stored, distributed and marketed in accordance with all applicable state and/or local laws and regulations, but not to an extent greater than provided for in paragraph 2.4 hereof.

10.3          Distributor and the Cannabis Centers will be responsible for obtaining and maintaining any and all authorizations that may be required by any governmental authority in connection with the storage, distribution, marketing, offer for sale and sale of NCG Packaging and NCG Products in the Territory, but not to an extent greater than provided for in paragraph 2.4 hereof. Distributor shall also promptly provide to Supplier copies of all such authorizations to Supplier.

10.4          Distributor acknowledges and accepts that Supplier has made no inquiries or undertaken any due diligence with respect to these representations and those representations are limited to the best knowledge and belief of the Supplier, without further inquiry.

10.5          Distributor will timely advise Supplier, in advance, of any proposed or planned change in control of Distributor, including identifying potential new owners and resulting changes in control.

10.6          Except as permitted under Section 2.5 of this Agreement, Distributor will not, directly or indirectly, sell NCG Packaging and NCG Products to any third party other than Cannabis Centers, whether inside or outside the Territory, for resale to others, unless agreed to in writing by Supplier.

10.7          Distributor will furnish each purchaser of NCG Packaging with Supplier’s Repair, Replacement, and Refund policy, and with such other information provided by Supplier as to the safe and proper operation and maintenance of the NCG Packaging. Supplier’s current Repair, Replacement, and Refund policy is set forth in Schedule E and is subject to change from time to time at the sole discretion of the Supplier.

ARTICLE XI

INDEMNIFICATION

11.1          Distributor and each Cannabis Center shall indemnify, defend and hold harmless Supplier and its Affiliates, and each of its and their respective employees, officers, directors and agents (each, a “Supplier Indemnified Party”) from and against any and all liability, loss, damage, cost and expense (including reasonable attorneys’ fees) (collectively “Liabilities”) which a Supplier Indemnified Party may incur, suffer or be required to pay resulting from, or arising in connection with any claim of a third party caused by: (i) the breach of any and all terms of this Agreement by Distributor or a Cannabis Center, including any covenant, representation or warranty contained in this Agreement; (ii) any negligent or willful act or failure to act on the part of the Distributor or a Cannabis Center as provided for under the terms of this Agreement; (iii) any product liability claim arising from or relating to the addition of any product or substance not approved by Supplier to any NCG Packaging or NCG Product provided to Distributor or a Cannabis Center by Supplier, (iv) any claim that the use of any unapproved Advertising Materials by Distributor or a Cannabis Center violates the intellectual property or other rights of any third party.

11.2          Supplier shall indemnify, defend and hold harmless Distributor, the Cannabis Centers and their respective Affiliates, and each of their respective employees, officers, directors and agents (each, a “Distributor Indemnified Party”) from and against any and all liability, loss, damage, cost and expense (including reasonable attorneys’ fees) (collectively “Liabilities”) which a Distributor Indemnified Party may incur, suffer or be required to pay resulting from, or arising in connection with: (i) the breach of any and all terms of this Agreement by Supplier, including any covenant, representation or warranty contained in this Agreement; (ii) any product liability claim arising solely from NCG Packaging provided by Supplier prior to the addition of any product or substance to it by Distributor ; and (iii) subject to the terms of this Agreement and provided that Distributor shall not have acted or failed to act willfully or in a grossly negligent manner, any third party claim involving infringement of the third party’s intellectual property rights including trademark violations and such other ownership rights as may be associated with the NCG Marks, NCG Technology, NCG Products and NCG Packaging.

ARTICLE XII

BUSINESS RECORDS; AUDIT

12.1          Distributor and the Cannabis Centers agree to keep adequate and sufficiently detailed records to enable Distributor’s and the Cannabis Centers’ obligations as required under this Agreement to be readily determined. Upon not less than thirty (30) calendar days’ written notice, Supplier shall have access to and the right to audit the business, accounting, financial and production records of Distributor and the Cannabis Centers pertaining to the products, services, and obligations provided for under this Agreement. Such inspections shall be conducted during normal business hours at Distributor’s place of business. The auditor will be chosen by Supplier, will be independent of Supplier, and will be given full access to all business, accounting, financial and production records pertaining to this Agreement upon execution of an appropriate confidentiality agreement specified by the Parties, and any activities of any such auditor shall be subject to any applicable law or regulation. The parties agree that all information reviewed by the auditor will be held in confidence by the auditor, except that the auditor may provide the Supplier with a report setting forth the findings and conclusions of the audit. Supplier will be responsible for all costs associated with the audit and will also contractually require the auditor to maintain the confidentiality of all information reviewed in connection with the audit.

ARTICLE XIII

INSURANCE

13.1          Distributor and each Cannabis Center shall secure and maintain in full force and effect, at its expense, during the effective period of this agreement, commercial property coverage with limits sufficient to protect Distributor’s and the Cannabis Centers’ property so that Distributor and the Cannabis Centers do not suffer significant financial hardship to the extent that it impacts Distributor’s or the Cannabis Centers’ ability to perform under this licensing agreement;

13.2          Distributor and each Cannabis Center shall secure and maintain in full force and effect, at its expense, through Supplier’s master insurance policy (unless Distributor or any Cannabis Center does not qualify or is able to maintain a substantially similar policy at a lower cost), during the effective period of this agreement, commercial general liability insurance, including personal and advertising injury, and products/completed operations liability coverage, in the minimum amount of $1,000,000 single limit and $2,000,000 general aggregate, with coverage for all Oil, NCG Packaging, and NCG Products. The advertising injury will cover use of the NCG Marks and advertising of NCG Packaging;

13.3          The general liability insurance shall be written on an “occurrence” basis and the product liability insurance may be written on a “claims-made” or “occurrence” basis;

13.4          Product liability coverage shall be maintained for a period of one (1) year after termination of this agreement;

13.5          Supplier’s policy will contain a waiver of subrogation against Supplier and contain a severability of interest and cross-liability provisions;

13.6          Distributor and each Cannabis Center shall secure and maintain in full force and effect, at its expense, during the effective period of this agreement, Workers' Compensation insurance or other similar coverage in the statutorily mandated amounts;

13.7          Each insurance policy shall be issued by an association or company authorized to issue such policy or policies under the laws of the state where Distributor is located, and each association or company shall be rated by A.M. Best as “A-“ or better;

13.8          Supplier has, and will maintain, and will supply proof of current product liability insurance in the form of an insurance certificate in industry acceptable form, covering NCG Packaging supplied by Supplier designed for the purpose of holding Refined Oil, and batteries supplied by Supplier, with minimum annual limits of Two Million Dollars ($2,000,000) per occurrence and Five Million Dollars ($5,000,000) in the aggregate. Supplier will use its best reasonable efforts to provide Distributor and the Cannabis Centers with a certificate of insurance as proof of current product liability insurance thirty (30) days of the effective date;

ARTICLE XIV

TERM AND TERMINATION

14.1          The “Term” of this Agreement shall be the earlier of (i) five (5) years commencing on the Effective Date, and continuing thereafter for a period of two additional two-year terms under the same terms and conditions herein unless either party notifies the other of its intention to terminate this Agreement by providing at least six (6) months advance written notice prior to any specified termination date, or (ii) termination pursuant to paragraph 14.2, 14.4, or 14.5 hereunder.

14.2          Notwithstanding Section 14.1, either party shall have the option to terminate this Agreement after six (6) months, provided, in the case of termination by the Distributor, Distributor shall pay to Supplier three (3) months of the value of the projected shipments for the prior calendar, or in the case of termination by the Supplier, Supplier shall pay to Distributor the lesser of actual or projected shipments to the Cannabis Centers for the same time period. If termination under this Section 14.2 occurs within twelve (12) months of the Effective Date, the first year of projected shipments shall be used instead of projected shipments for the prior calendar year, and actual shipments will be prorated to a one-year total.

14.3          Notwithstanding Sections 14.1 and 14.2, Distributor shall not have any obligation to pay any amount to Supplier if, prior to the delivery of written notice of termination, the Government requires (in a manner that can be documented, with such documentation to be timely delivered by Distributor to Supplier) Distributor to permanently withdraw from the market due to no fault, omission or negligence of Distributor.

14.4          Notwithstanding Sections 14.1 and 14.2, Supplier may, at its option, terminate this Agreement with immediate effect and without any past or future obligation to make any payment to Distributor, by giving written notice to Distributor if one or more of the following occurs:

(a)            the filing or institution of bankruptcy, reorganization, liquidation or receivership proceedings regarding the business of Distributor under any federal or state law relating to bankruptcy or insolvency; however, in the case of any involuntary bankruptcy proceeding such right to terminate shall only become effective if the Distributor consents to the involuntary bankruptcy or such proceeding is not dismissed within sixty (60) days after the filing thereof;

(b)            the making by Distributor of any assignment or attempted assignment of a substantial portion of the assets of the Distributor for the benefit of creditors;

(c)            the appointment of a receiver or custodian for all or substantially all of the property of Distributor, or if a substantial portion of the Distributor’s business is subject to attachment or similar process;

(d)            the inability of Distributor to pay its liabilities as they become due;

(e)            the termination of a majority of Distributor’s employees at one time;

(f)             Distributor ceasing to carry on business for a period of sixty (60) days;

(g)            any resolution passed, order made, or other steps taken by Distributor for the winding up, liquidation or other termination of the existence of the Distributor;

(h)            Except as permitted under paragraph 2.5, Distributor attempts to assign, delegate, sell, transfer, sublicense, mortgage, pledge, financially encumber, grant a security interest, permit a lien to be created, charge or otherwise dispose of any or all of the rights granted to it under this Agreement, without the prior written consent of Supplier;

(i)             Supplier’s Confidential Information or Intellectual Property Rights, including without limitation NCG Packaging, NCG Technology or NCG Marks, or any rights granted Distributor and the Cannabis Centers under this Agreement become subject to any security interest, lien, charge or encumbrance in favor of any third party claiming through Distributor which Supplier has not given its consent;

(j)             if Distributor’s or the Cannabis Centers’ insurance coverage required by Article XIII is cancelled or materially altered to the detriment of Supplier;

(k)            Distributor or any Cannabis Center questions or challenges, directly or indirectly, the validity of the NCG Marks or assists any other person in doing so;

(l)             Distributor or any Cannabis Center conducts its affairs in a manner which is inconsistent with good standards of business or moral conduct, including but not limited to dishonesty, theft or misappropriation, violation of criminal statutes, tax evasion, moral turpitude, insubordination, or any act injuring, abusing, or endangering others which might tend to bring public disrepute, contempt, scandal, or ridicule to Supplier and its business interests, but not to any greater extent than set forth in paragraph 2.4 hereof;

(m)           Distributor or any Cannabis Center is indicted for a crime of fraud, dishonesty or other acts of misconduct in the performance of the Services or in any other capacity;

(n)            Distributor or any Cannabis Center violates United States federal law other than Federal Cannabis Laws.

(o)            Distributor or any Cannabis Center attempts to render the Agreement or any portion of it unenforceable or void by operation of federal law, such as for being for an illegal purpose.

14.5          If not covered by preceding Section 14.4, Supplier may also terminate this Agreement without any past or future obligation to make any payment to Distributor upon written notice at any time during the Term, if:

(a)            Distributor or any Cannabis Center fails to substantially and materially fulfill its obligations under this Agreement. Examples of a material failure to fulfill obligations in a material way include, without limitation, misuse of NCG Marks, offering to sell or selling NCG Packaging, NCG Products or NCG Technology outside of the Territory without prior written approval of Supplier, or failure to follow procedures established by Supplier for processing claims based on the Replacement, Repair and Refund Policy set forth in Schedule E.

(b)            Distributor fails to generate monthly unit sales for three(3) consecutive months consistent with the approved Marketing Plan, except due to force majeure, Act of God, other cause specified in paragraph 15.9 hereof, breach of this Agreement by Supplier, or change in law.

(c)            Distributor or any Cannabis Center fails to use its best reasonable efforts to comply with this Agreement.

14.6          Except as provided above, expiration or termination of this Agreement shall not relieve the parties of any obligation accruing prior to such expiration or termination, and paragraphs 2.3, 3.2- 3.3, 5.2, 5.3, 5.5, 5.7, 5.9-5.11, 7.1-73, 8.1-8.4, 9.4-9.6, 10.7, 11.1, 11.2, 12.1, 13.1, 14.1-14.10, and 15.3-15.14 shall survive the expiration or termination of the Agreement. Any expiration or termination of this Agreement shall be without prejudice to the rights of either party against the other accrued or accruing under this Agreement prior to termination or expiration, including the obligation to pay all fees and other consideration due to Supplier.

14.7          Subject to 14.8, below, upon termination of this Agreement for any reason whatsoever or upon expiration, a final report shall be submitted by Distributor and any fee payments and other payments due to Supplier under this Agreement shall become immediately due and payable.

14.8          Upon termination of this Agreement, Distributor and each Cannabis Center, as the case may be, shall have the non-exclusive right, for a period of six (6) months after termination of this Agreement (the “Sell-Off Period”), to dispose of remaining NCG Packaging and NCG Product then in inventory, solely if the following conditions are met: (i) Distributor has paid all monies owed to Supplier as of the termination date; (ii) Distributor provides to Supplier a written inventory statement specifying the number of each of NCG Packaging units in each Cannabis Center’s inventory as of the date of termination; and (iii) Distributor and each Cannabis Center continue to adhere during the Sell- Off Period to all of the provisions of this Agreement, including, without limitation, those relating to the payment of all fees due under this Agreement.

14.9          Except as provided in paragraphs 14.6 and 14.8, upon termination or expiration of this Agreement, Distributor’s and the Cannabis Centers’ rights and license hereunder shall immediately terminate and Distributor and the Cannabis Centers shall immediately terminate selling all NCG Packaging, using all Confidential Information and Intellectual Property Rights of Supplier, including NCG Packaging and NCG Marks, and providing all services under this Agreement, unless Supplier authorizes, in writing, Distributor’s and/or the Cannabis Centers’ continuing providing of services under this Agreement.

14.10        Except as set forth in paragraph 14.8, upon termination or expiration of this Agreement, any interest Distributor or any Cannabis Center may have in the NCG Packaging, NCG Marks or Intellectual Property Rights shall immediately return or transfer to the Supplier without any reservation or claim thereon by Distributor or any Cannabis Center.

14.11        Except as provided in paragraph 14.6 and 14.8, upon termination of this Agreement by either party, Supplier shall repurchase, or cause its successor representative to purchase, as of the effective termination date, the Cannabis Centers’ then existing inventory of Supplier’s NCG Packaging at each Cannabis Centers’ laid-in cost, provided such Cannabis Center has properly stored and maintained the inventory of the NCG Packaging in a saleable condition and such Cannabis Center has not added any indicia identifying the Cannabis Center on the NCG Packaging.

ARTICLE XV

MISCELLANEOUS

15.1          Except as provided in paragraph 2.5, any attempted assignment, delegation, sale, transfer, sublicense or other disposition, by operation of law or otherwise, of this Agreement or of any rights or obligations hereunder, by or for the benefit of Distributor, shall be void and without force or effect.

15.2          Supplier may assign any or all of its rights under this Agreement.

15.3          Without limiting altering, or affecting the foregoing, this Agreement shall be binding upon, and inure to the benefit of, each party’s permitted successors and assigns.

15.4          This Agreement shall be governed by and construed in accordance with the laws of the State of Colorado without regard to the conflict of law provisions thereof. The parties agree and acknowledge that no party makes, will make, or shall be deemed to make or have made any representation or warranty of any kind regarding the compliance of this Agreement with any Federal Cannabis Laws. No party shall have any right of rescission or amendment arising out of or relating to any non-compliance with Federal Cannabis Laws unless such non-compliance also constitutes a violation of applicable state law, and no party shall seek to enforce the provisions hereof in federal court unless and until the Parties have reasonably determined that the applicable state laws are fully compliant with Federal Cannabis Laws.

15.5          The waiver of any breach under this Agreement or the failure or delay of either party to enforce any right under this Agreement shall not constitute, or be construed as, a waiver of any other breach of this Agreement, whether of similar nature or otherwise, nor operate to bar the enforcement of any right under this Agreement.

15.6          Nothing herein contained shall be deemed to create an employment, agency, joint venture or partnership relationship between the parties hereto or any of their agents or employees, or any other legal arrangement that would impose liability upon one party for the act or failure to act of the other party. Except as expressly provided herein, neither party shall have any power to enter into any contracts or commitments or to incur any liabilities in the name of, or on behalf of, the other party, or to bind the other party in any respect whatsoever.

15.7          This Agreement sets forth the complete, final and exclusive understanding between the Parties and supersedes and terminates any prior agreements or understandings between the Parties. Any amendment to this Agreement shall be in writing and signed by both Parties.

15.8          Each notice required or permitted to be given or sent under this Agreement shall be given in writing by certified first class mail or by certified or overnight courier (return receipt requested), to the parties at the addresses indicated below.

If to Supplier, to:

National Concessions Group, Inc.

1058 Delaware Street

Denver, CO 80204

Attn: General Counsel

If to Distributor or the Cannabis Centers, to:

Spartan Partners Licensing, LLC

888 W. Big Beaver Rd., Suite 870

Troy, MI 48084

Attn: Legal Department

Any such notice shall be deemed to have been received, in the case of certified, first class mail, three (3) days after the certified mailing date if the letter is properly addressed and postage prepaid or, in the case of overnight courier, upon actual delivery to the proper place of address. Either party may change its address by giving the other party written notice pursuant to this paragraph.

15.9          Failure of any party to perform its obligations under this Agreement (except the obligation to make payments when properly due and/or owed) shall not subject such party to any liability or place it in breach of any term or condition of this Agreement if such failure is due to any cause beyond the reasonable control of such nonperforming party, including without limitation, acts of God, fire, explosion, flood, drought, war, riot, sabotage, embargo, strikes or other such significant labor trouble, interruption of or delay in the national transportation system, a national health emergency or compliance with any order or regulation of any government entity; provided however, that the party affected shall promptly notify the other party of the condition constituting force majeure and shall use reasonable efforts to eliminate, cure and overcome any such causes and to resume performance of its obligations with all possible speed. If a condition constituting force majeure as defined herein exists for more than ninety (90) consecutive days, the parties shall meet to negotiate a mutually satisfactory solution, if practicable. If the parties cannot reach a mutually satisfactory solution within thirty (30) days of first meeting, Supplier shall have the option to terminate the Agreement.

15.10        In the event any one or more of the provisions contained in this Agreement should be held invalid, illegal or unenforceable, the validity, legality and enforceability of the remaining provisions contained herein shall not in any way be affected or impaired thereby, unless the absence of the invalidated provision(s) adversely affects the substantive rights of at least one of the parties. The parties shall, in such an event, use their best efforts to replace the invalid, illegal or unenforceable provision(s) with valid, legal and enforceable provision(s) which, insofar as practical, implement the purposes of this Agreement.

15.11        Any dispute arising under, from, or relating to this Agreement shall be brought exclusively in the state and federal courts located in Denver, Colorado. All parties expressly consent to jurisdiction in such forum, and waive any argument that the state or federal courts located in Denver, Colorado are an inconvenient forum. The parties further agree that neither shall argue that federal law renders this Agreement or any portion of it unenforceable or void because it is subject matter is for an illegal purpose under federal law.

15.12        This Agreement may be executed in counterparts, which together shall constitute one and the same Agreement.

15.13        The language of this Agreement has been approved by counsel for the Parties. The language of this Agreement shall be construed as a whole according to its fair meaning and none of the parties (or the parties’ respective attorneys) shall be deemed to be the draftsman of this Agreement in any action which may hereafter arise between the parties.

15.14        Both parties to this Agreement, by execution of the same, do hereby expressly state and agree to cooperate and coordinate with one another for the mutual benefit of this Agreement and their overall relationship.

IN WITNESS WHEREOF, the parties have executed this Agreement as of the date first set forth above.

SUPPLIER:	DISTRIBUTOR:

NATIONAL CONCESSIONS GROUP, INC.	SPARTAN PARTNERS LICENSING, LLC

By:	Q!E =edby,r-n,- ----	By:	/s/ Michael Finos
Name:	Peter Miller	Name:	Michael Finos
Title:	CEO	Title:	President & VP of OPS
Date:	5/14/2020	Date:	5/18/2020

Exhibit A

JOINDER AGREEMENT

This JOINDER TO DISTRIBUTION AGREEMENT, dated as of May 15, 2020 (this “Joinder Agreement”) is made by and among Supplier and the undersigned Cannabis Centers. Any of the capitalized terms used herein that are not otherwise defined shall have the meanings set forth in the Agreement entered into by Licensor and Spartan Partners Licensing, LLC on May 15, 2020 (the “Agreement”).

WHEREAS, the Cannabis Centers operate in the Territory as further described in Schedule C to the Agreement (the “Territory”);

WHEREAS, one or more of the Cannabis Centers operate a cultivation facility that shall plant, grow, harvest, dry, cure, grade, and trim cannabis flowers (“Cannabis Centers’ Cultivation Business”) including but not limited to the cultivation of cannabis to be sold as dried flower and services related thereto in compliance with Applicable Law;

WHEREAS, one or more of the Cannabis Centers operate or are permitted to operate (subject final approvals) a manufacturing facility that manufactures high quality cannabis products (“Cannabis Centers’ Manufacturing Business”) in compliance with Applicable Law;

WHEREAS, the Cannabis Centers operate in full compliance with Applicable Law;

WHEREAS, the Cannabis Centers desire to sublicense from Distributor and, subject to the terms and conditions set forth herein, Supplier desires to sublicense to the Cannabis Centers, use of the Intellectual Property Rights, in connection with the NCG Products, in compliance with Applicable Law;

WHEREAS, one or more Cannabis Centers operates or is permitted to operate (subject final approvals) a number of retail store(s) (“Licensee’s Retail Stores”) in the Territory and the Cannabis Centers desire to sell and, subject to the terms and conditions set forth herein, Supplier desires to Convey to Cannabis Centers the right to sell the NCG Products at all Cannabis Centers’ Retail Stores (“Cannabis Centers’ Retail Business”) in compliance with Applicable Law;

WHEREAS, Cannabis Centers’ Cultivation Business, Cannabis Centers’ Manufacturing Business, and Cannabis Centers’ Retail Business together shall be referred to as “Cannabis Centers’ Business”;

WHEREAS, Cannabis Centers’ Business shall operate throughout the State of Michigan, United States, (the “Distribution Territory”), subject to the terms and conditions set forth herein, and Supplier desires for Distributor to perform a Conveyance to the Cannabis Centers to cultivate, manufacture and sell the NCG Products on an non-exclusive basis to various retail operators throughout the Distribution Territory in compliance with Applicable Law; and

NOW, THEREFORE, in consideration of the mutual covenants contained herein and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties to this Agreement hereby agree as follows:

1.            Joinder. Each Cannabis Center hereby joins and becomes a party to, and Supplier hereby accepts each Cannabis Center as a party to, the Distribution Agreement. Supplier and each Cannabis Center each acknowledge and agree that each Cannabis Center is entitled to the benefits, and is subject to the obligations, of a Cannabis Center under the Distribution Agreement.

1

2.            Acknowledgment. Each Cannabis Center acknowledges that it has received and reviewed a complete copy of the Distribution Agreement.

3.            Governing Law. All issues and questions concerning the application, construction, validity, interpretation and enforcement of this Joinder Agreement will be governed by, and construed in accordance with those set forth in the Agreement.

4.            Counterparts. This Joinder Agreement may be executed in one or more counterparts, each of which shall be deemed an original but all of which together will constitute one and the same instrument.

IN WITNESS WHEREOF, the undersigned has executed this Joiner as of the date first written above.

COMPANY:

AEY Holdings LLC		AEY Thrive, LLC

By:		By:
Name:	David J Malinoski	Name:	David J Malinoski
Title:	President	Title:	President

AEY Capital, LLC		3 State Park, LLC

By:		By:
Name:	David J Malinoski	Name:	David J Malinoski
Title:	President	Title:	President

Buena Vista Real Estate, LLC		Pure Releaf SP Drive, LLC

By:		By:
Name:	David J Malinoski	Name:	David J Malinoski
Title:	President	Title:	President

2

SCHEDULE A

NCG Products and Packaging

Packaging Supplied by Supplier	Description	Associated Trademark
Vaporizing pen	Mouthpiece, empty cartridge, base unit and battery	O.PEN VAPE O.PEN Bar and Circle Logo GO.PEN VAPE
Cartridge	Container for holding oil, and atomizer (connects to NCG base unit and most third party base units)	O.PEN Bar and Circle Logo
Mouthpiece	Connects with NCG cartridges	O.PEN Bar and Circle Logo
Batteries	Lithium-ion batteries (for all NCG and most third party base units)	O.PEN VAPE O.PEN Bar and Circle Logo
Packaging for Cartridges and Mouthpieces	Pre-printed cardboard package, with cut out portions to hold clear plastic cylinder containing cartridge and mouthpiece, removable magnet	O.PEN VAPE O.PEN Bar and Circle Logo
Packaging for Sublingual products	Pre-printed packages to hold Sublingual products
Packaging for edibles	Pre-printed packages to hold edibles
Packaging for Refined Oil	Pre-printed packages to hold Refined Oils
Packaging for topicals	Pre-printed packages to topicals
Packaging for pain relief products	Pre-printed packages to hold pain relief products
Packaging for veterinary products	Pre-printed packages to hold veterinary products
CO2 Oil	Standards determined by Supplier

Supplier solely reserves the right to add or delete NCG Packaging and NCG Products during the Term of this Agreement that are to be sold in the Territory by Distributor.

Reference Paragraphs: 1.13 and 2.2

3

SCHEDULE B

NCG Marks

MARK	PERMISSIBLE NCG PRODUCTS ON OR IN ASSOCIATION WITH WHICH NCG MARKS MAY BE USED
O.PEN VAPE	Vaporizers; Cartridges; Refined Oil;
DABARATUS	Vaporizer; Cartridges; Refined Oil
O.PEN and Design	Vaporizers; Cartridges; Refined Oil
O.PEN	Vaporizers; Cartridges; Refined Oil
IT’S WHAT’S INSIDE THAT COUNTS	Vaporizers; Cartridges, Refined Oil
ISH	Vaporizers; Cartridges; Refined Oil
BAKKED	Essential Oil Dispensers; Packaging; Glass Jar
A FRIEND FOR LIFE	Vaporizers; Cartridges; Refined Oil; Warranties
CRAFT RESERVE	Vaporizers; Cartridges; Distillate Oil

Reference Paragraphs: 1.14, 2.2 and 5.1

4

SCHEDULE C

Territory

Territory shall mean the State of Michigan.

Reference Paragraph: 1.16

5

SCHEDULE D

FEES

Packaging Fee:

O.penVAPE

$4.00 per unit of RESERVE 500mg packages

$4.50 per unit of RESERVE 1000mg packages

$4.00 per unit of 250mg Micro Disposable (Reserve oil)

$4.25 per unit of 250mg Mirco Disposable (ISH Flavored Distillate Oil, includes terps/flavor)

$4.50 per unit of 250mg Micro Disposable (Craft Reserve Distillate Oil)

$4.50 per unit of ISH Flavored Distillate 500mg packages (Blue Raspberry, Watermelon, Spearmint, Vanilla Cake)

$5.50 per unit of Craft RESERVE 500mg packages

$6.00 per unit of Craft RESERVE 1000mg packages

$10.00 per unit of O.penVAPE 2.0 Variable Voltage Battery (black, white, silver, blue, purple, rose gold, gold, camo, flag)

$11.50 per unit of O.penVAPE 2.0 Variable Voltage Battery (wood grain)

$6.50 per unit of O.penVAPE ISH Battery

MAGIC BUZZ

$2.00 per unit of 10mg and 40mg for Magic Buzz 10mg packages (not available in all markets, includes merchandiser, packs of 12)

BAKKED

$5.00 per unit of Bakked DABARATUS Terpene Rich Distillate Fees for other and new products to be determined by Supplier as they are introduced.

6

DISTRICT EDIBLES

$2.50 per unit of District Edibles Gummies 10pk package (Cherry Cola, Watermelon, Blue Raspberry, Tropical Punch, Sour Apple, Peach, Orange, Lemon Lime, Strawberry)

PRESSIES

$.30 per unit of Pressies Functionally Enhanced Tablets 5mg & 10mg FOCUS, ENERGY and SLEEP)

Reference Paragraphs: 1.9 and 1.10

7

SCHEDULE E

Repair, Replacement, and Refund Policy

National Concessions Group, Inc. guarantees every product we make. If you are dissatisfied with one of our products at the time you receive it, or if one of our products does not perform to your satisfaction, you may return it to us for repair or replacement provided that any and all returned products are accompanied by a completed Return/Repair notification form providing a detailed explanation for the returned product. To the maximum extent permitted by law, National Concessions Group, Inc. disclaims all warranties, express or implied, including, but not limited to implied warranties of merchantability and fitness for a particular purpose. In no event will National Concessions Group, Inc. be liable for any damages of any kind arising from the use of its products, including, but not limited to direct, indirect, incidental, exemplary, punitive, special and consequential damages or damages of any type or nature arising out of or in connection with any failure of performance, error, omission, interruption, defect, delay, whether in an action under contract, negligence, tort, strict liability, or any other theory, even if we have been previously advised of the possibility of such damages. Certain states or jurisdictions do not allow limitations on implied warranties or the exclusion or limitation of certain damages. If these laws apply, some or all of the above disclaimers, exclusions or limitations may not apply.

Reference Paragraphs: 4.9(a) and 10.7

8